Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Director Investor Relations	Vice President-Corp. Develop.
	(972) 543-8207	(972) 543-8123

meritage homes corporation announces sales and closings
for july—august and comments on estimated earnings

Scottsdale, Arizona (September 18, 2006) — Meritage Homes Corporation (NYSE: MTH) today announced preliminary sales and closings for the first two months of the Company’s third quarter ending September 30, 2006, in advance of upcoming investor meetings. Home closings in July and August 2006 of 1,659 were 17% higher than the same two months of 2005. Net new orders for 1,261 homes were off 38% compared to July and August a year ago, as order cancellations of 38% compounded a 21% decline in gross orders during the two months.  Order backlog at August 31, 2006 stood at 5,451 homes, down 23% from the prior year’s August 31st.

“Demand has slowed and resale inventories have risen in many markets, making it more difficult for our buyers to sell their existing homes, and in turn causing higher cancellations and inventories industry-wide,” said Steven J. Hilton, Meritage chairman and chief executive officer. “Homebuilders are offering greater incentives to reduce resulting inventories, pressuring prices and margins on top of slower sales.”

“Considering this further deterioration in market conditions, we would expect our third quarter results to be near or slightly below the lower end of our previous guidance. It is difficult to accurately project the impact that increased cancellations and weaker prices will have on our revenue and margins, or the potential for additional asset write-offs, but these factors will make it difficult to achieve our guidance for the remainder of the year.”

Mr. Hilton continued, “We continue with our strategy to carefully manage inventory levels and are striving to resell inventories of unsold homes caused by cancellations. We remain committed to maintaining a high-quality balance-sheet and delivering competitive returns to our shareholders as we manage through this challenging homebuilding cycle.”

MERITAGE HOMES CORP. STOCK REPURCHASE AUTHORIZATION / 2

Meritage expects to report third quarter results on or about October 25, 2006, and will provide additional information at that time.

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) is a leader in the homebuilding industry. The Company is ranked by Builder magazine as the 13th largest homebuilder in the U.S. and has been perennially included on Forbes’ “Platinum 400 - Best Big Companies in America”, the Fortune 1000 and Fortune’s “Fastest Growing Companies in America” lists, and the S&P SmallCap 600 Index. Meritage operates in fast-growing states of the southern and western United States, including six of the top 10 single-family housing markets in the country, and has reported 18 consecutive years of record revenue and net earnings. For more information about the Company, visit www.meritagehomes.com. Meritage is a member of the Public Home Builders Council of America (www.phbca.org).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding our third quarter and full year guidance, and the possibility of additional asset write-downs or write-offs. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, pace of sales orders, cancellation rates and home prices in our markets; potential for write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; a decline in housing affordability; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions including Colonial Homes of Florida and Greater Homes, Inc.; our increased investments in land acquisitions and development joint ventures; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our start-up markets; our exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct our homes; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2005, and our Form 10-Q for the quarter ended June 30, 2006, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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